Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Jordan P. Karp, Christopher C. Camut, Jeffrey A. Baumel and Roland S. Chase (the “Authorized Signatories”), or any one or more of them, to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of PharmAthene, Inc.  The authority of the Authorized Signatories  under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his/her ownership of, or transactions in, securities of  PharmAthene, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Authorized Signatories are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated:	March 11, 2009

Signed:	/s/ Joel McCleary

Print Name:	/s/ Joel McCleary